Exhibit 99.2.

NEW EXECUTIVE POSITIONS NAMED FOR UNITED STATES STEEL

          PITTSBURGH, August 1 - Thomas J. Usher, chairman and CEO of USX Corporation (NYSE: X, MRO), today announced that the board of directors has named three new executive positions for the anticipated January 1 start up of United States Steel Corporation.
          Reporting to Usher, as chairman, president and chief executive officer of United States Steel, will be Roy G. Dorrance, vice chairman and chief operating officer; Dan D. Sandman, vice chairman and chief legal & administrative officer and John P. Surma, Jr., vice chairman and chief financial officer. All three have also been identified as directors of United States Steel Corporation, following the separation of USX's steel and energy businesses.
          Roy G. Dorrance, who was born in 1945, is currently executive vice president of U. S. Steel. He is a native of Pittsburgh and holds a BS degree in management from Massachusetts Institute of Technology and a master's degree in industrial administration from Carnegie-Mellon University.
          He began his career in 1968 in the Mon Valley operations of U. S. Steel. Later, he served on the company's financial, international and resource development staffs before being appointed vice president-commercial for U. S. Steel Mining Company in 1982.
          Dorrance became manager of plate products for U. S. Steel in 1985. He was appointed vice president of U. S. Steel International, Inc. in 1989. He was elected president of USX Engineers and Consultants, Inc. in 1992.
          He was named vice president-purchasing and technology in 1994 and appointed vice president-operations in 1995. In 1997, Dorrance assumed responsibility for production, sales and marketing of U. S. Steel's sheet products business as executive vice president. In January 2001, Dorrance was named to his current position of executive vice president with responsibility for new business development.
          He is a member of the Association of Iron & Steel Engineers and a member of the board of directors of the Winchester Thurston School and Pittsburgh Theological Seminary.
          Dan D. Sandman, who is currently general counsel, secretary and senior vice president-Human Resources & Public Affairs for USX, was born in Cincinnati, Ohio in 1948. He attended Ohio State University where he received a bachelor of arts degree in 1970 and a law degree in 1973 before joining Marathon Oil Company.
          After moving through a series of positions in the marketing, antitrust and domestic production law areas, Sandman was transferred in 1978 to Marathon's London office. He returned to Findlay, Ohio and was named senior marketing counsel in 1981. He was promoted to general attorney, refining & marketing in 1983 and in 1986, was named general attorney, U. S. exploration & production law in the Houston office. He was elected general counsel and secretary of Marathon later that year. He was elected secretary of USX Corporation in December 1992 and elected general counsel and secretary in February 1993.
          In 1996, his duties were expanded to include overall responsibility for human resources corporate wide, as well as direct responsibility for executive compensation as senior vice president-human resources for USX. The public affairs function was added to his responsibility in 1998.
          Sandman is a member of the American, Pennsylvania and Ohio Bar Associations and served on the American Petroleum Institute's General Committee on Law. He formerly served on the board of trustees of the Pittsburgh Symphony Orchestra and currently serves on the board of the Carnegie Museum, and Roppe Corporation in Fostoria, Ohio.
          John P. Surma, who was recently named assistant to the chairman of USX Corporation effective September 1 and currently is president of Marathon Ashland Petroleum LLC (MAP), was born in Pittsburgh in 1954. He graduated from Pennsylvania State University in 1976 with a bachelor of science degree in accounting.
          He joined Price Waterhouse LLP in 1976 and was promoted to manager in 1981. He served in the Manchester, England, office of the Price Waterhouse United Kingdom firm during that same year, and in 1982 returned to Pittsburgh in the health care specialty department.
          In 1983, Surma participated in the President's Executive Exchange Program in Washington, D.C., where he served as executive staff assistant to the vice chairman of the Federal Reserve Board. He returned to Pittsburgh, was promoted to senior manager in 1985, and was admitted to the partnership in 1987.
          Immediately prior to joining Marathon Oil Company, he was the Pittsburgh office leader for Audit and Business Advisory Services, and national co-leader of the Products Advisory Group, responsible for providing consulting
services to major manufacturing and process companies.   Surma was named senior
vice president, Finance & Accounting for Marathon Oil Company in February 1997. He was named president, Speedway SuperAmerica LLC in September 1998, and senior vice president, Supply & Transportation for MAP in January 2000. He assumed his current position of president of MAP in January 2001.
          He is a member of the American Institute of Certified Public Accountants, the Pennsylvania State Institute and the National Association of Accountants. He is a member of the boards of Calgon Carbon Corporation, Ohio Foundation of Independent Colleges, National Association of Convenience Stores and the American Petroleum Institute.
                                    * * * * *
          The foregoing contains "forward-looking statements" which are based on
(1) a number of assumptions concerning future events made by management and (2) information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other facts, many of which are outside USX Corporation's control, that could cause actual events to differ materially from such statements. For a more detailed description of the factors that could cause such a difference, please see USX Corporation's filings with the Securities and Exchange Commission. There are also a number of uncertainties, risks, conditions and other factors which could prevent the implementation of the above described plan of reorganization.
          In connection with the above described transactions, USX Corporation intends to file a proxy statement and other materials with the Securities and Exchange Commission. Security holders are urged to read these materials when they become final because they will contain important information. Investors and security holders may obtain a free copy of these materials as well as other materials filed with the Securities and Exchange Commission concerning USX Corporation at the Securities and Exchange Commission's website at http://www.sec.gov. In addition, these materials and other documents may be obtained for free from USX Corporation by directing a request to USX Corporation at 600 Grant Street, Pittsburgh, PA 15219; Attn: Investor Relations.
          USX Corporation and its officers and directors may be deemed to be participants in the solicitation of proxies from USX Corporation's stockholders with respect to these transactions. Information regarding such officers and directors is included in USX Corporation's proxy statement for its 2001 annual meeting of stockholders filed with the Securities and Exchange Commission on March 12, 2001. This document is available free of charge at the SEC's internet site or from USX Corporation as described above.